EXHIBIT 99.1

Great Lakes Reports First Quarter Results

OAK BROOK, Ill., May 02, 2018 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of environmental and infrastructure services, today reported financial results for the quarter ended March 31, 2018.

For the three months ended March 31, 2018, Great Lakes reported revenue of $146.6 million, net loss from continuing operations of $9.3 million and Adjusted EBITDA from continuing operations of $11.7 million. Excluding the charges relating to our previously announced restructuring, for the three months ended March 31, 2018, Great Lakes reported net loss from continuing operations of $4.6 million and Adjusted EBITDA from continuing operations of $15.1 million. These results compare to revenue of $170.6 million, net loss from continuing operations of $4.6 million and Adjusted EBITDA from continuing operations of $11.7 million for the same quarter in 2017.

Company Update

Chief Executive Officer Lasse Petterson commented, “We are now seeing that our restructuring plan is starting to yield significant results with first quarter 2018 Adjusted EBITDA excluding restructuring increasing to $15.1 million from the prior year quarter of $11.7 million even though revenues were down quarter over quarter. During the first quarter, we completed the run in period for the Ellis Island hopper dredge and she is now performing at her full designed capacity. She has contributed $14 million of revenue on the Mississippi Coastal Improvement Program (MSCIP) project during the first quarter and is on track to deliver her expected annualized EBITDA results. With the addition of the Ellis Island to the Great Lakes’ fleet, we are solidifying our position as the leading U.S. dredging company. Awards during the quarter included $65 million of options on the Charleston II project which at $278 million is now fully awarded. We have mobilized on the project and rock dredging work is underway. The first quarter bid market was active and we currently have $151 million in pending awards that we expect to add to backlog during the second quarter. We continue to be optimistic about the domestic bid market for 2018 and expect bids to be issued for the first phase of the Corpus Christi deepening, the Tampa Big Bend Channel deepening and the MSCIP II coastal protection project in the next few months. Further phases of the Jacksonville, Savannah, Charleston and Corpus Christi port deepenings are expected to tender later this year.

"During the first quarter we did experience one major unplanned mechanical delay in our domestic fleet which negatively impacted our results for the quarter, decreasing revenue and gross profit by approximately $12.3 million and $4.3 million, respectively. The dredge is back to work and we expect this revenue timing delay to be recovered throughout the remainder of 2018.

"In the environmental & infrastructure (“E&I”) segment, based on the seasonality of the business, the first quarter is consistently the slowest of the year and the segment finished as planned.

"In the third quarter of 2017, we announced a company-wide restructuring plan to rationalize under-performing assets and reduce our overhead costs. During the first quarter of 2018, we recognized a restructuring charge of $6.4 million and are on track to realize the announced savings related to these initiatives.”

Chief Financial Officer Mark Marinko commented, “As Lasse noted, financial results during the first quarter were in line with our expectations with the exception of the impact of one major mechanical delay. We are pleased with the growth in operating income and EBITDA excluding restructuring over the prior year quarter and the positive changes on our balance sheet since year end 2017. We have reduced our revolver balance by $4 million and our overall net debt by $14 million since December 31, 2017. We expect to continue aggressively paying down debt over the next 12 – 18 months while continuing to maintain our fleet with prudent capital investments.”

Consistent with our 2017 year-end earnings release, the Company has chosen to exclude restructuring charges in certain comparisons to the prior year. This exclusion allows the user to better evaluate the Company’s financial results from operations and drivers of variances from the prior year without the impact of this special item. Restructuring items can include costs of contract revenues (depreciation and other), general and administrative expenses and loss on sale of assets. Reconciliations to results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) are provided throughout the earnings release and within the schedules attached. These non-GAAP measures are limited and should be considered in conjunction with GAAP measures herein provided.

Beginning in 2018, the Company has chosen to account for plant and overhead in the same period in which costs were spent as opposed to the accrual / deferral method previously used. As required by guidance, the Company has recast the prior year as if this accounting standard had always been in place for all periods presented.

Great Lakes Dredge & Dock Corporation and Subsidiaries
Select Income Statement Results Excluding Restructuring
(Unaudited and in thousands)

	Three Months Ended
	March 31,

	Total Reported Consolidated	Restructuring Exclusions	Consolidated Excluding Restructuring
Revenue	$146,593	$-	$146,593

Gross profit	14,705	4,259	18,964
Gross profit margin	10.0%		12.9%

General and administrative expenses	15,944	(176)	15,768
(Gain) / loss on sale of assets—net	$(199)	7	(192)

Operating income (loss)	(1,040)	4,428	3,388
Operating margin	-0.7%		2.3%

Other income (expense)	(2,916)	2,015	(901)

Loss from continuing operations before income taxes	(12,616)	6,443	(6,173)
Income tax benefit	3,295	(1,686)	1,609
Income (loss) from continuing operations	$(9,321)	$4,757	$(4,564)

Consolidated Company

  Consolidated company general and administrative expenses excluding restructuring decreased by $1.0 million from the prior year quarter on the reductions related to our restructuring plan announced last year. The decrease was partially offset by a one-time expense related to a legal settlement which is now closed. The impact of this was a variance of $0.6 million in legal costs compared to the prior year and we expect minimal impact from this during the second quarter.
  Other expense excluding restructuring was $0.9 million in the first quarter of 2018, a $1.1 million increase over the prior year. A majority of this expense is related to legal costs in the historical demolition business. During the quarter, we received a favorable jury verdict of approximately $3.4 million plus attorney’s fees and costs plus post judgment interest following a multi-week trial. The favorable verdict amount is not included in our quarterly results and we do not expect expenses on this claim at this level going forward.
  Net loss excluding restructuring was $4.6 million for the first quarter of 2018 as compared to a net loss of $4.6 million for the same period in 2017. The current period includes net interest expense of $8.7 million and an income tax benefit excluding restructuring of $1.6 million. Net loss for the first quarter of 2017 included $5.6 million in net interest expense and a $2.8 million income tax benefit. The prior year interest expense was based on $275 million of debt at 7.375% whereas the current year interest is on $325 million of debt at 8%. Additionally, during the prior year quarter, the Company capitalized $2.0 million of interest related to the construction of the Ellis Island.
  Adjusted EBITDA excluding the impact of restructuring was $15.1 million for the first quarter of 2018, a $3.4 million increase over the prior year quarter.
  Cash at March 31, 2018 was $12.7 million, with total debt of $413.7 million ($1.4 million short-term debt and $412.3 million long-term debt).
  Total Company backlog at March 31, 2018 was $513.0 million.
  Total capital expenditures during the quarter were $6.9 million. In the prior year quarter, total capital expenditures were $19.6 million, including $13.4 million for the Ellis Island.

Segment Update

For the three months ended March 31, 2018, the dredging segment reported revenue of $133.6 million, gross profit of $14.1 million and operating income of $2.2 million. Excluding the charges relating to our previously announced restructuring, for the three months ended March 31, 2018, the dredging segment reported gross profit of $18.4 million and operating income of $ 6.4 million. These results compare to revenue of $153.1 million, gross profit of $13.1 million and operating income of $0.7 million for the same quarter in 2017.

Dredging Segment
Select Income Statement Results Excluding Restructuring
(Unaudited and in thousands)

	Three Months Ended
	March 31,

	2018	2017	Variance
Revenue	$133,623	$153,054	$(19,431)

Gross profit	14,130	13,100	1,030
Restructuring exclusions	4,259	-	4,259
Gross profit excluding restructuring	18,389	13,100	5,290
Gross profit margin	10.6%	8.6%
Gross profit margin excluding restructuring	13.8%	8.6%

Operating income (loss)	2,178	736	1,442
Restructuring exclusions	4,260	-	4,260
Operating income (loss) excluding restructuring	6,438	736	5,702
Operating margin	1.6%	0.5%
Operating margin excluding restructuring	4.8%	0.5%

Dredging Segment

  Revenue in the first quarter of 2018 decreased over the prior year quarter primarily due to lower foreign capital, maintenance and rivers & lakes revenues. These decreases were slightly offset by increases in capital and coastal protection revenues. As expected there was a small decrease in revenue related to two vessels that contributed revenue in the prior year quarter, but were not profitable and therefore rationalized during the fourth quarter of 2017.
  Gross profit excluding restructuring increased by $5.3 million in the first quarter of 2018 as compared to the same period in 2017 on higher contract margin and lower plant costs associated with the rationalized assets. This was offset slightly by the one major mechanical delay previously noted. Gross profit margin excluding restructuring increased to 13.8% from 8.6% in the prior year quarter.
  Operating income excluding restructuring increased by $5.7 million in the first quarter of 2018 compared to the prior year quarter on higher gross profit as well as lower general and administrative expenses during the quarter.
  Dredging backlog was $474.9 million at the end of the first quarter, a decrease of $36.4 million compared to backlog at December 31, 2017. As noted, we expect $151 million in pending awards to be added to backlog in the second quarter.

For the three months ended March 31, 2018, the E&I segment reported revenue of $13.0 million, gross profit of $0.6 million and operating loss of $3.2 million. Excluding the charges relating to our previously announced restructuring, for the three months ended March 31, 2018, the E&I segment reported gross profit of $0.6 million and operating loss of $3.1 million. These results compare to revenue of $19.2 million, gross profit of $1.7 million and operating loss of $2.7 million for the same quarter in 2017.

Environmental & Infrastructure Segment
Select Income Statement Results Excluding Restructuring
(Unaudited and in thousands)

	Three Months Ended
	March 31,

	2018	2017	Variance
Revenue	$12,970	$19,224	$(6,254)

Gross profit	574	1,711	(1,137)
Restructuring exclusions	-	-	-
Gross profit excluding restructuring	574	1,711	(1,137)
Gross profit margin	4.4%	8.9%
Gross profit margin excluding restructuring	4.4%	8.9%

Operating income (loss)	(3,218)	(2,730)	(488)
Restructuring exclusions	168	-	168
Operating income (loss) excluding restructuring	(3,050)	(2,730)	(320)
Operating margin	-24.8%	-14.2%
Operating margin excluding restructuring	-23.5%	-14.2%

Environmental & Infrastructure Segment

  Revenue decreased in the first quarter of 2018 compared to the same quarter of 2017. The prior year quarter included two emergency projects that as expected did not recur in the first quarter of 2018.
  Gross profit excluding restructuring in the first quarter of 2018 decreased in comparison to the same quarter in 2017 driven by the lower volume of work.
  Operating loss excluding restructuring decreased by $0.3 million in the first quarter of 2018 as compared to the prior year quarter due to the lower gross profit, offset by a decrease in general and administrative expenses quarter over quarter.
  Backlog was $38.1 million at the end of the first quarter, which is an increase of $2.8 million compared to backlog at December 31, 2017.

Commentary

Mr. Petterson concluded, “We expect the domestic dredging bid market to remain strong in 2018 with multiple port deepenings coming to bid in the next few months. During the first quarter of 2018, we were awarded 24% of the addressable market, including $65 million of options on the Charleston II project. In addition to the $79 million of domestic dredging awards in the first quarter, we also currently have pending awards of $151 million that we expect to add to backlog in the second quarter. We are pleased with our win rate year to date through April 2018 and expect as of second quarter for it to be consistent with our three year average of 46%.

The market in the E&I segment remains robust, but delays in work related to levy construction have posed challenges in timing. We plan to bid on approximately $150 million of new work in the next 90 days, with levy work out to bid late in the second and third quarters. We expect the E&I segment to be a slightly positive EBITDA contributor in 2018. With a backlog of $38 million and with continued focus on projects where we have strong and deep expertise and where we have had positive outcomes with the client in the past, we look forward to continued improvement in this segment.

Overall, we continue to be optimistic about our ability to perform well in the remainder of 2018 and in the coming years. With a strong backlog, the Ellis Island performing at design capacity, encouraging domestic market conditions and a keen focus on delivering on our restructuring plan, we have a good foundation for continued improved performance and strengthened results.

The Company will be holding a conference call at 9:00 a.m. C.D.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Wednesday, May 2, 2018 at 9:00 a.m. C.D.T (10:00 a.m. E.D.T.). The call in number is (877) 377-7553 and Conference ID is 6686458. The conference call will be available by replay until Friday, May 4, 2018 by calling (855) 859-2056 and providing Conference ID 6686458. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Adjusted EBITDA from continuing operations

Adjusted EBITDA from continuing operations, as provided herein, represents net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA from continuing operations is not a measure derived in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company presents Adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA from continuing operations is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA from continuing operations to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA from continuing operations provides a transparent measure of the Company's recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA from continuing operations to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA from continuing operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses Adjusted EBITDA from continuing operations only as a supplement. Adjusted EBITDA from continuing operations is reconciled to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation ("Great Lakes" or the "Company") is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and infrastructure services on land and water. The Company employs civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 128-year history, the Company has never failed to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," “are optimistic,”  or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to: our ability to obtain federal government dredging and other contracts; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability and declining relationships amongst certain governments in the Middle East and the impact this may have on infrastructure investment, asset value of such operations, and local licensing, permitting and royalty issues; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previous-recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognizing revenue; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; liabilities related to our historical demolition business; impacts of legal and regulatory proceedings; unforeseen delays and cost overruns related to the construction of new vessels, including potential mechanical and engineering issues; our becoming liable for the obligations of joint ventures, partners and subcontractors; capital and operational costs due to environmental regulations; unionized labor force work stoppages; maintaining an adequate level of insurance coverage; information technology security breaches; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by new statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; uncertainties of the impact of the Tax Cuts and Jobs Act and implementation of certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act; losses attributable to our investments in privately financed projects and the likelihood of realizing, and amount of, expected restructuring charges to be realized in connection with the restructuring activities; and our ability to realize the expected benefits from our restructuring activities. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2017, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017
Contract revenues	$146,593	$170,586
Gross profit	14,705	14,812
General and administrative expenses	15,944	16,795
(Gain) loss on sale of assets—net	(199)	11
Operating loss	(1,040)	(1,994)
Interest expense—net	(8,660)	(5,582)
Other income (expense)	(2,916)	209
Loss from continuing operations before income taxes	(12,616)	(7,367)
Income tax benefit	3,295	2,793
Loss from continuing operations	(9,321)	(4,574)
Loss from discontinued operations, net of income taxes	—	(13,065)
Net loss	$(9,321)	$(17,639)

Basic loss per share attributable to continuing operations	$(0.15)	$(0.07)
Basic loss per share attributable to discontinued operations, net of tax	-	(0.21)
Basic loss per share	$(0.15)	$(0.28)
Basic weighted average shares	61,815	61,065

Diluted loss per share attributable to continuing operations	$(0.15)	$(0.07)
Diluted loss per share attributable to discontinued operations, net of tax	-	(0.21)
Diluted loss per share	$(0.15)	$(0.28)
Diluted weighted average shares	61,815	61,065

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Loss to Adjusted EBITDA from Continuing Operations
(Unaudited and in thousands)

	Three Months Ended
	March 31,
	2018	2017
Net loss	$(9,321)	$(17,639)
Loss from discontinued operations, net of income taxes	—	(13,065)
Loss from continuing operations	(9,321)	(4,574)
Adjusted for:
Interest expense—net	8,660	5,582
Income tax benefit	(3,295)	(2,793)
Depreciation and amortization	15,641	13,478
Adjusted EBITDA from continuing operations	$11,685	$11,693
Excluded for:
Impact of restructuring	3,450	-
Adjusted EBITDA from continuing operations, excluding restructuring	$15,135	$11,693

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	March 31,	December 31,
	2018	2017

Cash and cash equivalents	$12,736	$15,852
Total current assets	239,284	262,184
Total assets	788,258	832,357
Total current liabilities	134,528	150,250
Long-term debt	412,280	428,141
Total equity	211,502	221,296

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended
	March 31,
Revenues	2018	2017
Dredging:
Capital - U.S.	$76,952	$66,601
Capital - foreign	5,523	19,154
Coastal protection	41,861	40,335
Maintenance	7,803	21,913
Rivers & lakes	1,484	5,051
Total dredging revenues	133,623	153,054
Environmental & infrastructure	12,970	19,224
Intersegment revenue	—	(1,692)
Total revenues	$146,593	$170,586

	As of
	March 31,	December 31,	March 31,
Backlog	2018	2017	2017
Dredging:
Capital - U.S.	$383,132	$383,577	$262,609
Capital - foreign	6,225	8,575	20,009
Coastal protection	43,211	76,460	85,228
Maintenance	25,586	23,662	48,146
Rivers & lakes	16,734	19,046	40,591
Total dredging backlog	474,888	511,320	456,583
Environmental & infrastructure	38,111	35,357	59,707
Total backlog	$512,999	$546,677	$516,290

GLDD FIN

For further information contact:
Abby Sullivan
Investor Relations
630-574-3024